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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 6)

iManage, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

45245y105
						(CUSIP Number)
May 6, 2002
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-2(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 10

CUSIP No. 45245Y105				13D				Page 2 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 5,150,425 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 5,150,425 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 5,150,425 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	21.6%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 3 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 5,150,425 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 5,150,425 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 5,150,425 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	21.6%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 4 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Growth Group LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 1,323,200 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 1,323,200 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 1,323,200 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	5.6%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, IA
----------------------------------------------------------------

CUSIP No. 45245Y105				13D				Page 5 of 10

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			- 2,844,400 -
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					- 2,844,400 -
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	- 2,844,400 -
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	11.9%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 45245Y105				13D			Page 6 of 10

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of iManage, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II. (a)RS Investment Management, L.P. is a California Limited Partnership.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III. (a)RS Growth Group LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

IV. (a)RS Diversified Growth Fund is a series of a Massachusetts
Business Trust.
(b) 388 Market Street, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

CUSIP No. 45245Y105				13D			Page 7 of 10

ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capital contributed by the Funds' respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		5,150,425	21.6%
RS Investment Mgmt, L.P.		5,150,425	21.6%
RS Growth Group LLC			1,323,200	 5.6%
RS Diversified Growth Fund		2,844,400	11.9%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 23,837,800 shares of Common Stock of the Issuer outstanding as of April 1, 2002.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 5,150,425 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 5,150,425 shares of the Issuer.

RS Growth Group LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 1,323,200 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is part of a Massachusetts Business Trust with shared dispositive power over 2,844,400 shares of the Issuer.

CUSIP No. 45245Y105				13D			Page 8 of 10

The following is a list of transactions by the filing parties in the last 60 days:

ACCT		      DATE          SHARES     NET TRADE  TYPE


Sub-advised acct  03/11/2002        200       1391    open mkt purch
Sub-advised acct  03/11/2002        100        695    open mkt purch
Sub-advised acct  03/11/2002        700       4868    open mkt purch
Sub-advised acct  03/11/2002        100        695    open mkt purch
DGF               03/11/2002       2400      16689    open mkt purch
RS acct           03/11/2002        100        695    open mkt purch
RS acct           03/11/2002        700       4868    open mkt purch
Sub-advised acct  03/13/2002        200       1361    open mkt purch
Sub-advised acct  03/13/2002        100        680    open mkt purch
Sub-advised acct  03/13/2002        500       3402    open mkt purch
Sub-advised acct  03/13/2002        100        680    open mkt purch
DGF               03/13/2002       1800      12247    open mkt purch
RS acct           03/13/2002        100        680    open mkt purch
RS acct           03/13/2002        600       4082    open mkt purch
Sub-advised acct  03/18/2002        100        681    open mkt purch
Sub-advised acct  03/18/2002        300       2043    open mkt purch
DGF               03/18/2002       1100       7491    open mkt purch
RS acct           03/18/2002        300       2043    open mkt purch
Sub-advised acct  03/20/2002       2600      15697    open mkt purch
Sub-advised acct  03/20/2002       3900      23790    open mkt purch
Sub-advised acct  03/20/2002       1900      11590    open mkt purch
Sub-advised acct  03/20/2002       1200       7245    open mkt purch
Sep acct          03/20/2002       2100      12810    open mkt purch
Sep acct          03/20/2002       1400       8452    open mkt purch
Sub-advised acct  03/20/2002        100        604    open mkt purch
Sub-advised acct  03/20/2002        100        610    open mkt purch
DGF               03/20/2002       9700      58564    open mkt purch
DGF               03/20/2002      14200      86620    open mkt purch
RS acct           03/20/2002       5800      35380    open mkt purch
RS acct           03/20/2002       3900      23546    open mkt purch
Sub-advised acct  03/21/2002        900       5392    open mkt purch
Sub-advised acct  03/21/2002       1100       6600    open mkt purch
Sep acct          03/21/2002        700       4193    open mkt purch
Sep acct          03/21/2002        800       4800    open mkt purch
Sub-advised acct  03/21/2002        500       2995    open mkt purch
Sub-advised acct  03/21/2002        600       3600    open mkt purch
DGF               03/21/2002       3400      20368    open mkt purch
DGF               03/21/2002       4000      24000    open mkt purch
Sub-advised acct  03/21/2002        300       1800    open mkt purch
Sub-advised acct  03/21/2002        300       1797    open mkt purch
RS acct           03/21/2002       1600       9600    open mkt purch
RS acct           03/21/2002       1400       8387    open mkt purch
RS acct           03/21/2002       1600       9600    open mkt purch
RS acct           03/21/2002       1300       7788    open mkt purch
Sub-advised acct  03/22/2002        100        597    open mkt purch
Sep acct          03/22/2002        100        597    open mkt purch
Sub-advised acct  03/22/2002        100        597    open mkt purch
DGF               03/22/2002        400       2388    open mkt purch
RS acct           03/22/2002        100        597    open mkt purch
RS acct           03/22/2002        100        597    open mkt purch
Sub-advised acct  03/25/2002       1500       8916    open mkt purch
Sep acct          03/25/2002       1000       5944    open mkt purch
Sub-advised acct  03/25/2002        900       5350    open mkt purch
DGF               03/25/2002       5200      30910    open mkt purch
Sub-advised acct  03/25/2002        500       2972    open mkt purch
RS acct           03/25/2002       2200      13077    open mkt purch
RS acct           03/25/2002       2100      12483    open mkt purch
Sub-advised acct  03/26/2002        300       1804    open mkt purch
Sep acct          03/26/2002        200       1203    open mkt purch
Sub-advised acct  03/26/2002        200       1203    open mkt purch
DGF               03/26/2002        900       5413    open mkt purch
Sub-advised acct  03/26/2002        100        601    open mkt purch
RS acct           03/26/2002        400       2406    open mkt purch
RS acct           03/26/2002        400       2406    open mkt purch
Sub-advised acct  03/27/2002        900       5422    open mkt purch
Sep acct          03/27/2002        600       3615    open mkt purch
Sub-advised acct  03/27/2002        500       3012    open mkt purch
DGF               03/27/2002       3300      19882    open mkt purch
Sub-advised acct  03/27/2002        300       1807    open mkt purch
RS acct           03/27/2002       1300       7832    open mkt purch
RS acct           03/27/2002       1300       7832    open mkt purch
RS acct           04/02/2002       8400      52576    open mkt purch
RS acct           04/02/2002       2700      16900    open mkt purch
RS acct           04/03/2002        800       4904    open mkt purch
RS acct           04/03/2002        300       1839    open mkt purch
Internet Age      04/10/2002       7500      47625    open mkt sale
Internet Age      04/10/2002      40000     254000    open mkt sale
Internet Age      04/10/2002       2500      15875    open mkt sale
Info Age          04/10/2002      50000     317500    open mkt purch
RS acct           04/11/2002       1000       6240    open mkt purch
Sub-advised acct  04/12/2002       1200       7441    open mkt purch
RS acct           04/12/2002        900       5581    open mkt purch
RS acct           04/12/2002        100        620    open mkt purch
Sub-advised acct  04/15/2002      11000      67153    open mkt purch
RS acct           04/15/2002       8100      49449    open mkt purch
RS acct           04/15/2002        900       5494    open mkt purch
Sub-advised acct  04/16/2002       3900      24823    open mkt purch
Sub-advised acct  04/16/2002       1400       8911    open mkt purch
Sub-advised acct  04/18/2002       1100       7920    open mkt sale
Sub-advised acct  04/18/2002        600       4320    open mkt sale
Sub-advised acct  04/18/2002        600       3882    open mkt purch
Sub-advised acct  04/18/2002        100        720    open mkt sale
Sep acct          04/18/2002        800       5760    open mkt sale
Sub-advised acct  04/18/2002       1700      12240    open mkt sale
Sub-advised acct  04/18/2002        200       1294    open mkt purch
Sub-advised acct  04/18/2002        300       2160    open mkt sale
Sub-advised acct  04/18/2002        300       2160    open mkt sale
Sub-advised acct  04/18/2002        600       4320    open mkt sale
DGF               04/18/2002       6700      48239    open mkt sale
Sub-advised acct  04/18/2002        500       3600    open mkt sale
Sub-advised acct  04/18/2002       1800      12960    open mkt sale
RS acct           04/18/2002       1900      13680    open mkt sale
RS acct           04/18/2002       1200       8640    open mkt sale
RS acct           04/18/2002       2400      17279    open mkt sale
Sub-advised acct  04/26/2002      16500     101734    open mkt purch
Sub-advised acct  04/26/2002       5500      33911    open mkt purch
Sub-advised acct  04/29/2002       2900      17727    open mkt purch
Sub-advised acct  04/29/2002        300       1834    open mkt purch
Sep acct          04/29/2002       1400       8558    open mkt purch
DGF               04/29/2002       2100      12837    open mkt purch
RS acct           04/29/2002       3300      20172    open mkt purch
Sub-advised acct  04/30/2002       1600       9488    open mkt purch
Sub-advised acct  04/30/2002        100        593    open mkt purch
Sep acct          04/30/2002        800       4744    open mkt purch
DGF               04/30/2002       1200       7116    open mkt purch
RS acct           04/30/2002       2000      11860    open mkt purch
Sub-advised acct  05/02/2002        300       1729    open mkt purch
Sep acct          05/02/2002        200       1153    open mkt purch
DGF               05/02/2002        200       1153    open mkt purch
RS acct           05/02/2002        300       1729    open mkt purch
Sub-advised acct  05/03/2002       3000      15999    open mkt purch
Sub-advised acct  05/03/2002       1900      10133    open mkt purch
Sep acct          05/03/2002       2300      12266    open mkt purch
Sub-advised acct  05/03/2002       1600       8533    open mkt purch
DGF               05/03/2002        600       3200    open mkt purch
RS acct           05/03/2002        800       4266    open mkt purch
Sub-advised acct  05/06/2002      14700      76440    open mkt purch
Sub-advised acct  05/06/2002       4300      22360    open mkt purch
Sep acct          05/06/2002      13700      71240    open mkt purch
Sub-advised acct  05/06/2002       9400      48880    open mkt purch
DGF               05/06/2002      34700     180440    open mkt purch
RS acct           05/06/2002       5500      28600    open mkt purch
RS acct           05/06/2002       2200      11440    open mkt purch
RS acct           05/06/2002       6900      35880    open mkt purch
RS acct           05/06/2002       1000       5200    open mkt purch
Sub-advised acct  05/07/2002        500       2510    open mkt purch
DGF               05/07/2002        400       2008    open mkt purch
RS acct           05/07/2002        300       1506    open mkt purch
RS acct           05/07/2002        100        502    open mkt purch
Sub-advised acct  05/08/2002       3600      19194    open mkt purch
DGF               05/08/2002       3000      15995    open mkt purch
RS acct           05/08/2002       1800       9597    open mkt purch
RS acct           05/08/2002        700       3732    open mkt purch
Sub-advised acct  05/09/2002       1900      10304    open mkt purch
DGF               05/09/2002       1700       9219    open mkt purch
RS acct           05/09/2002       1000       5423    open mkt purch
RS acct           05/09/2002        400       2169    open mkt purch

CUSIP No. 45245Y105				13D			Page 9 of 10

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	May 10, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  RS Investment Management, L.P.
	Managing Member
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

CUSIP No. 45245Y105				13D			Page 10 of 10

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	May 10, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS GROWTH GROUP LLC
By:  RS Investment Management, L.P.
	Managing Member
	By:  /s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer